Exhibit 99.1

Palomar Medical Reports Record Revenues for Second Quarter 2005

Second Quarter Product Revenues Increase 48 Percent; Net Income Doubles

          BURLINGTON, Mass., July 28 /PRNewswire-FirstCall/ -- Palomar Medical Technologies Inc (Nasdaq: PMTI), a leading researcher and developer of light- based systems for cosmetic treatments, today announced financial results for the second quarter ended June 30, 2005. The Company’s second quarter total revenues increased by 38 percent, product revenues increased by 48 percent, and gross profit from product sales improved by 54 percent as compared to the second quarter of 2004. Net income increased by 97 percent as compared to the same quarter in 2004. The Company also strengthened its balance sheet since the second quarter of last year, including increasing its cash and investments from $17 million to $34 million.

          Revenues for the quarter ended June 30, 2005 were $18.2 million, up from $13.2 million in the second quarter of 2004. Product revenues increased to $15.8 million from $10.7 million in the second quarter of 2005 as compared to the second quarter of 2004. Gross profit from product sales increased to $10.5 million (67 percent of product revenues), up from $6.9 million (64 percent of product revenues) in the year-earlier quarter. The Company reported net income of $4.0 million, or $0.21 per diluted share, for the second quarter of this year, versus net income of $2.0 million, or $0.12 per diluted share, for the second quarter of last year.

          Revenues for the six months ended June 30, 2005, were $35.3 million, up from $24.1 million for the six months ended June 30, 2004. Product revenues increased to $30.1 million from $20.3 million in the first half of 2005 as compared to the first half of 2004. Gross profit from product sales increased to $20.3 million (68 percent of revenues), up from $13.1 million (64 percent of revenues) in the year-earlier period. The Company reported net income of $7.5 million, or $0.40 per diluted share for the six months ended June 30, 2005, versus net income of $3.2 million, or $0.18 per diluted share for the six months ended June 30, 2004.

          Chief Executive Officer Joseph P. Caruso commented, “We are pleased to report another strong quarter with a substantial increase in profitability, and we are especially encouraged by our continued revenue growth led by our flagship Lux product lines. Our projects with Gillette, Johnson and Johnson and the government are progressing as planned and we continue to strengthen our balance sheet by more than doubling our cash and investments over the last twelve months. We anticipate this trend to continue as we concentrate on increasing distribution both domestically and internationally. We are also pleased with the balance we have been able to maintain between short term financial performance and long term strategic goals. It is important that we maintain our strategy of investing the necessary resources in research and development and intellectual property protection to maintain our technology leadership position as we advance our technology toward the consumer market with our partners.”

          Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (800) 798-2864 or listen to the webcast in the Investor Relations section of the Company’s website at http://www.palomarmedical.com. The telephone replay will be available one hour after the call at (888) 286-8010 passcode 79754650 and will be available for fourteen days. A webcast replay will also be available.

          About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons.  Palomar is testing many new and exciting indications to further advance the hair removal market and other cosmetic applications. Palomar is uniquely focused on developing proprietary light-based technology for introduction to the mass markets. Palomar has an agreement with The Gillette Company (NYSE: G) to develop and potentially commercialize a patented home-use, light-based hair removal device for women, an agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne and awarded a contract by the Department of the Army to develop a light-based self-treatment device for Pseudofolliculitis Barbae (“PFB”).

          For more information on Palomar and its products, visit Palomar’s website at http://www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the E-mail Alerts page in the Investor Relations’ section of the website.

          With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, development and introduction of new products, and financial projections that involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2004 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Palomar Financial Summary:
Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

Revenues:
Product revenues	$15,780,556	$10,686,773	$30,063,972	$20,313,888
Royalty revenues	1,130,435	1,455,227	2,512,719	1,648,505
Funded product development revenues	1,311,827	1,088,172	2,691,431	2,101,636
Total revenues	18,222,818	13,230,172	35,268,122	24,064,029
Costs and expenses:
Cost of product revenues	5,236,389	3,822,507	9,757,185	7,241,020
Cost of royalty revenues	452,173	582,091	1,005,087	659,402
Research and development	2,870,050	2,490,182	6,056,214	5,029,345
Selling and marketing	4,352,348	3,124,608	8,176,990	5,805,718
General and administrative	1,469,638	1,176,854	3,020,350	2,264,183
Total costs and expenses	14,380,598	11,196,242	28,015,826	20,999,668
Income from operations	3,842,220	2,033,930	7,252,296	3,064,361
Interest income, net	243,449	37,273	415,517	64,511
Other income, net	4,500	18,000	10,500	161,067
Income before income taxes	4,090,169	2,089,203	7,678,313	3,289,939
Provision for income taxes	81,803	59,114	153,566	100,629
Net income	$4,008,366	$2,030,089	$7,524,747	$3,189,310
Net income per share:
Basic	$0.24	$0.13	$0.45	$0.21
Diluted	$0.21	$0.12	$0.40	$0.18
Weighted average number of shares outstanding:
Basic	16,856,271	15,697,135	16,776,925	15,380,446
Diluted	18,832,447	17,607,376	19,037,599	17,465,459

Consolidated Balance Sheets (Unaudited)

	June 30, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$9,660,388	$7,508,856
Available-for-sale investments, at market value	24,349,838	17,650,000
Accounts receivable, net	8,498,596	7,122,745
Inventories	6,395,785	5,866,494
Other current assets	763,431	440,254
Total current assets	49,668,038	38,588,349
Property and equipment, net	851,956	899,368
Other assets	111,074	111,074
Total Assets	$50,631,068	$39,598,791
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,636,902	$971,030
Accrued liabilities	8,653,506	8,014,207
Deferred revenue	1,493,479	1,439,639
Total current liabilities	11,783,887	10,424,876
Stockholders’ equity:
Preferred stock, $.01 par value-Authorized -- 1,500,000 shares Issued -- none	—	—
Common stock, $.01 par value-Authorized -- 45,000,000 shares Issued and outstanding -- 16,884,001 and 16,231,502 shares, respectively	168,840	162,315
Additional paid-in capital	174,570,096	172,428,102
Accumulated deficit	(135,891,755)	(143,416,502)
Total stockholders’ equity	38,847,181	29,173,915
Total liabilities and stockholders’ equity	$50,631,068	$39,598,791

Contacts:
Investor Relations
Palomar Medical Technologies Inc
781-993-2411
ir@palomarmedical.com

SOURCE  Palomar Medical Technologies, Inc.
     -0-                                        07/28/2005
     /CONTACT:  Investor Relations: Palomar Medical Technologies Inc,
+1-781-993-2411, ir@palomarmedical.com/
     /Company News On-Call:  http://www.prnewswire.com/comp/107555.html /
     /Web site:  http://www.palomarmedical.com/

_